News Release

Berry Petroleum Company                          Phone (661) 616-3900
5201 Truxtun Avenue, Suite 300                    E-mail:  ir@bry.com
Bakersfield, California 93309-0640             Internet:  www.bry.com

Contacts:  Robert F. Heinemann, President and CEO
           Ralph J. Goehring, Executive Vice President and CFO


         BERRY PETROLEUM COMPANY NAMES ROBERT HEINEMANN CEO

BAKERSFIELD, CA - June 16, 2004 - The board of directors of Berry Petroleum Company (NYSE: BRY) announced that Martin H. Young, Jr. was named chairman of the board, and Robert F. Heinemann was named president and chief executive officer, effective immediately. Mr.
Heinemann has served as chairman, interim president and chief executive officer since April 2004.

Mr. Young commented, "The board of directors is very pleased Bob has agreed to make a full-time commitment to Berry Petroleum. He has extensive technical and management experience and is a strong leader who can continue the Company's strategic growth activities, both in the Rocky Mountains and California."

Mr. Heinemann concluded, "It is an honor to be named president and chief executive officer of Berry Petroleum. Together with our strong management team, and with support of the board of directors, I believe Berry will continue to follow its strategic plans for achieving its growth and performance targets."

In addition, Ralph J. Goehring, chief financial officer, was named executive vice president; Michael Duginski, was named senior vice president of corporate development; and Logan Magruder, was named senior vice president of the Rocky Mountain and Mid-continent regions.

Mr.  Heinemann is an energy consultant who joined the board  in  2002 and continues as a director on the board. He served as senior vice president and chief technology officer of Halliburton Company and as chairman of the Halliburton Technology Advisory Committee. He was previously with Mobil Oil Corporation from 1981 to 1999, most recently as vice president of Mobil Technology Company and general manager of the Mobil Exploration and Producing Technical Center.

Mr. Young is the senior vice president and chief financial officer of Falcon Seaboard Holdings, L.P., a private energy company involved in power production, natural gas exploration and production, real estate and private investments. He is also the chairman of the board of Texas Mutual Insurance Company. Mr. Young joined the Berry board of directors in 1999 and has served as chairman of the audit committee. Stephen L. Cropper, who joined the Berry board of directors in 2002 and was the former president and chief executive officer of Williams Energy Services, will be the new chairman of the audit committee.

Berry Petroleum Company is a publicly traded independent oil and  gas
production   and  exploitation  company  with  its  headquarters   in
Bakersfield, California.

This release may contain descriptions of the Company's expectations regarding future business activities. These forward-looking statements are made in reliance upon safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, actual results may differ materially from those contemplated by the forward-looking statements.

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